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EXHIBIT 11--STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (LOSS)

MEDICAL GRAPHICS CORPORATION

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                                                          THREE MONTHS ENDED           NINE MONTHS ENDED
                                                             SEPTEMBER 30                SEPTEMBER 30
                                                          1995         1994          1995           1994
                                                       -----------  -----------  --------------  -------------
PRIMARY AND FULLY DILUTED:
Weighted average shares outstanding                      2,443,533    2,409,636      2,441,490      2,401,050
Net effect of dilutive stock options--based on the
 treasury stock method using year-end market price,
 if higher than average market price                            --       92,631             --         79,355
                                                      -------------  ----------     ----------    -----------
    TOTAL                                                 2,443,533   2,502,267      2,441,490      2,480,405
                                                      -------------  ----------     ----------    -----------
                                                      -------------  ----------     ----------    -----------

Net income (loss)                                      $   (214,555) $  126,414    $(1,566,899)   $   585,836
                                                      -------------  ----------    ------------   -----------
                                                      -------------  ----------    ------------   -----------
Net income (loss) per share of Common Stock            $       (.09) $      .05    $       (.64)  $       .24
                                                      -------------  ----------    ------------   -----------
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